Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the Prudential Employee Savings Plan:

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-75242) pertaining to the Prudential Employee Savings Plan, of our report dated June 22, 2006, relating to the statement of net assets available for benefits of the Prudential Employee Savings Plan as of December 31, 2005 and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Prudential Employee Savings Plan.

/s/ Mitchell & Titus, LLP

Mitchell & Titus, LLP

New York, NY

June 22, 2006